                            CERTIFICATE OF INCORPORATION

                                         OF

                             NEWGEN RESULTS CORPORATION

The undersigned, a natural person (the "Sole Incorporator"), for the purpose of organizing a corporation to conduct the business and promote the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware hereby certifies that:

                                        I.

     The name of this corporation is Newgen Results Corporation.

                                        II.

The address of the registered office of the corporation in the State of Delaware is 9 East Loockerman Street, City of Dover, County of Kent, and the name of the registered agent of the corporation in the State of Delaware at such address is National Registered Agents, Inc.

                                        III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                        IV.

     A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is eighteen million five hundred thousand (18,500,000) shares. Fifteen million (15,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Three million five hundred thousand (3,500,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001). One million two hundred sixty thousand one hundred thirty-seven (1,260,137) shares of Preferred Stock are designated Series A Preferred Stock, and two million two hundred thousand (2,200,000) shares of Preferred Stock are designated Series B Preferred Stock; and such designations and the rights, preferences and privileges of such shares of Preferred Stock, shall not be affected by or subject to the following paragraph.

     The Preferred Stock may be issued from time to time in one or more series. Except as set forth in the preceding paragraph, the Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such


                                          1.

series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

     B.   RIGHTS, PREFERENCES AND RESTRICTIONS OF COMMON STOCK AND PREFERRED
STOCK.
The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and the Preferred Stock are as set forth in this
Article IV.B.

          1. DEFINITIONS. For purposes of this Article IV, the following definitions shall apply:

               a.   "BOARD" shall mean the Board of Directors of the Company.

               b.   "COMPANY" shall mean this corporation.

               c. "ORIGINAL SERIES A ISSUE DATE" shall mean the date on which the first share of Series A Preferred Stock is issued by the Company.

               d. "ORIGINAL SERIES B ISSUE DATE" shall mean the date on which the first share of Series B Preferred Stock is issued by the Company.

               e. "ORIGINAL SERIES A ISSUE PRICE" shall mean $4.40 per share for the Series A Preferred Stock.

               f. "ORIGINAL SERIES B ISSUE PRICE" shall mean $4.52 per share for the Series B Preferred Stock.

               g. "PERMITTED REPURCHASES" shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at cost, fair market value, or as otherwise set forth in such agreements, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company's exercise of a right of first refusal to repurchase such shares.

               h. "SUBSIDIARY" shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

          2. DIVIDEND RIGHTS. Dividends shall be paid, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefor. If such dividends are declared by the Board, they shall be declared pro rata on the Common Stock and the Preferred Stock on an as-converted basis according to the number of shares of Common Stock



                                          2.

held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section B.5. below. Dividends on the Preferred Stock and Common Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock or Common Stock by reason of the fact that the Company shall fail to declare or pay dividends on the Preferred Stock or Common Stock in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay dividends.

          3. LIQUIDATION RIGHTS. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the funds and assets of the Company that may be legally distributed to the Company's stockholders (the "Available Funds and Assets") shall be distributed to stockholders in the following manner:

               a. PREFERRED STOCK. The holder of each share of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution setting apart of any payment or distribution of any Available Funds and Assets on shares of Common Stock, (a) an amount per share of Series A Preferred Stock equal to the Original Series A Issue Price multiplied as set forth in Section B.3.b. below (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations) plus an amount equal to all declared and unpaid dividends thereon, and (b) an amount per share of Series B Preferred Stock equal to $6.78 (subject to appropriate adjustment for stock splits, stock dividends, combinations or other recapitalizations) plus an amount equal to all declared but unpaid dividends thereon, shall be tendered to the holders of the Preferred Stock with respect to such liquidation, dissolution or winding up. If upon any liquidation, dissolution or winding up of the Company, the Available Funds and Assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such stockholders of their full preferential amount described in this Section B.3.a., then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock in proportion to the preferential amount each such stockholder would have been entitled to receive pursuant to this Section B.3. if such distribution had been sufficient to permit the full payment of such preferential amount.

               b. MULTIPLICATION OF ORIGINAL SERIES A ISSUE PRICE. In calculating the liquidation preference amount to be paid on the Series A Preferred Stock under Section B.3.a., the Original Series A Issue Price shall be multiplied by one and one-half (1 1/2).

               c. REMAINING ASSETS. If there are any Available Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in this Section B.3., then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by each holder thereof.


                                          3.

               d. MERGER OR SALE OF ASSETS. A (i) consolidation, reorganization (including a sale or exchange of securities) or merger of the Company with or into any other corporation or entity in which the holders of the Company's outstanding shares immediately before such consolidation, reorganization or merger do not, immediately after such consolidation, reorganization or merger, retain stock representing a majority of the voting power of the surviving corporation of such consolidation or merger (a "Merger Transaction"); or (ii) a sale of all or substantially all of the assets of the Company (a "Sale of Assets"), shall each be deemed to be a liquidation, dissolution or winding up of the Company as those terms are used in this Section B.3.

               e. NON-CASH CONSIDERATION. If any assets of the Company distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Company are other than cash, then the value of such assets shall be their fair market value as mutually agreed by the Board and the holders of at least three-quarters (3/4) of the then outstanding shares of the Preferred Stock or, if the Board and such stockholders are unable to mutually agree, as determined by an independent third party appraiser jointly selected by the Board and such stockholders, except that any securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Company shall be valued as follows:

                    (i) The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

                            (a)     if the securities are then traded on a
national securities exchange or the Nasdaq National Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

                            (b)     if actively traded over-the-counter, then
the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the distribution; and

                            (c)     if there is no active public market, then
the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Company.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (i)(a), (b) or (c) of this Section to reflect the approximate fair market value thereof, as mutually agreed by the Board and the holders of at least three-quarters (3/4) of the then outstanding shares of the Preferred Stock or, if the Board and such stockholders are unable to mutually agree, as determined by an independent third party appraiser jointly selected by the Board and such stockholders.


                                          4.
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          4.   VOTING RIGHTS.

               a. COMMON STOCK. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

               b. PREFERRED STOCK. Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section B.5. below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

               c. GENERAL. Subject to the foregoing provisions of this Section B.4., each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided by applicable law. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

               d. BOARD SIZE. The authorized number of directors of the Company's Board shall be eleven (11). The Company shall not alter the authorized number of directors in its Certificate of Incorporation, Bylaws or otherwise, without first obtaining the written consent, or affirmative vote at a meeting, of the holders of at least three-quarters (3/4) of the then outstanding shares of the Series A Preferred Stock and Series B Preferred Stock, consenting or voting (as the case may be) together as a single class.

               e.   BOARD OF DIRECTORS ELECTION AND REMOVAL.

                    (i) ELECTION. (i) So long as at least 100,000 shares of Series B Preferred Stock are outstanding (such number being subject to proportional adjustment to reflect combination or subdivisions of such Series B Preferred Stock or dividends declared in shares of such stock), the holders of the Series B Preferred Stock, voting as a separate class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect two (2) directors of the Company; (ii) so long as at least 100,000 shares of Series A Preferred Stock are outstanding (such number being subject to proportional adjustment to reflect combination or subdivisions of such Series A Preferred Stock or dividends declared in shares of such stock), the holders of the Series A Preferred Stock, voting as a separate class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation Law), shall be entitled to elect two (2) directors of the Company; and (iii) the holders of the Common Stock, voting as a separate class (with cumulative voting rights as among themselves in accordance with Section 214 of the Delaware General Corporation
Law), shall be entitled to elect the remaining seven (7)


                                          5.

directors of the Company; provided however, (i) that if at any time shares of Series B Preferred Stock are converted into shares of Common Stock pursuant to Section B.5. below ("Converted Series B Common Shares") in sufficient numbers to elect one (1), but not more than one (1), member of the Board by virtue of cumulative voting rights as among the holders of Common Stock, then the number of directors of the Company that the Series B Preferred Stock shall be entitled to elect voting as a separate class shall be reduced to one (1) and the number of directors of the Company that the Common Stock shall be entitled to elect voting as a separate class shall be increased by one (1); and provided further however, that if at any time the number of Converted Series B Common Shares is sufficient to elect more than one (1) member of the Board by virtue of cumulative voting rights as among the holders of Common Stock, then the number of directors of the Company that the Series B Preferred Stock shall be entitled to elect voting as a separate class shall be reduced to zero (0) and the number of directors of the Company that the Common Stock shall be entitled to elect voting as a separate class shall again be increased by one (1); and (ii) that if at any time shares of Series A Preferred Stock are converted into shares of Common Stock pursuant to Section B.5. below ("Converted Series A Common Shares") in sufficient numbers to elect one (1), but not more than one (1), member of the Board by virtue of cumulative voting rights as among the holders of Common Stock, then the number of directors of the Company that the Series A Preferred Stock shall be entitled to elect voting as a separate class shall be reduced to one (1) and the number of directors of the Company that the Common Stock shall be entitled to elect voting as a separate class shall be increased by one (1); and provided further however, that if at any time the number of Converted Series A Common Shares is sufficient to elect more than one (1) member of the Board by virtue of cumulative voting rights as among the holders of Common Stock, then the number of directors of the Company that the Series A Preferred Stock shall be entitled to elect voting as a separate class shall be reduced to zero (0) and the number of directors of the Company that the Common Stock shall be entitled to elect voting as a separate class shall again be increased by one (1).

                    (ii)    QUORUM; REQUIRED VOTE.

                            (a)     QUORUM.  At any meeting held for the purpose
of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the Series B Preferred Stock, Series A Preferred Stock or Common Stock then outstanding, respectively, shall constitute a quorum of the Series B Preferred Stock, Series A Preferred Stock or Common Stock, as the case may be, for the election of directors to be elected solely by the holders of the Series B Preferred Stock, Series A Preferred Stock or Common Stock, respectively.

                            (b)     REQUIRED VOTE.  With respect to the election
of any director or directors by the holders of the outstanding shares of a specified series or class of stock given the right to elect such director or directors pursuant to subsection B.4.e.(i) above ("Specified Stock"), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the


                                          6.

case of any such vote taken by written consent without a meeting, are elected by the unanimous written consent of the holders of shares of such Specified Stock.

                    (iii) VACANCY. If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to subsection B.4.e.(i) above, then a successor to hold office for the unexpired term of such director may be elected by either: (i) the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one), or (ii) the affirmative vote of the holders of a majority of the shares of such Specified Stock that are entitled to elect such director under subsection B.4.e.(i) above.

                    (iv) REMOVAL. Subject to Section 141 of the Delaware General Corporation Law, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to subsection B.4.e.(i) or by any director or directors elected by holders of any Specified Stock as provided in subsection B.4.e.(iii) above, may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, and any vacancy created by such removal may be filled only in the manner provided in subsection B.4.e.(iii) above.

                    (v) PROCEDURES. Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section B.4.e., shall be held in accordance with the procedures and provisions of the Company's Bylaws, the Delaware General Corporation Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

                    (vi) TERMINATION. Notwithstanding anything in this Section B.4.e. to the contrary, the provisions of this Section B.4.e. shall cease to be of any further force or effect upon the earlier to occur of: (i) the first date on which the total number of outstanding shares of Preferred Stock is less than 100,000 shares (such number of shares being subject to proportional adjustment to reflect combination or subdivisions of such Preferred Stock or dividends declared in shares of such stock); or (ii) upon the closing of a Merger Transaction (but only after the proceeds from such transaction are distributed to the stockholders of the Company in accordance with Section B.3. above) or (iii) upon the closing of a Sale of Assets (but only after the proceeds from such transaction are distributed to the stockholders of the Company in accordance with Section C above).

          5. CONVERSION RIGHTS. The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

               a.   OPTIONAL CONVERSION.


                                          7.
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                    (i)     At the option of the holder thereof, each share of
Preferred Stock shall be convertible, at any time or from time to time, into fully paid and nonassessable shares of Common Stock as provided herein.

                    (ii) Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock or the holder shall notify the Company or its transfer agent that such certificate or certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Company to indemnify the Company from any loss incurred in connection with such certificate or certificates, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted. Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

               b.   AUTOMATIC CONVERSION.

                    (i) Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock as provided herein: (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters' discounts and commissions) equals or exceeds $13,500,000 and the public offering price per share of which equals or exceeds two (2) times the Original Series B Issue Price before deduction of underwriters' discounts and commissions (such price per share of Common Stock to be appropriately adjusted to reflect Common Stock Events (as defined in Section B.5.d. below), or immediately prior to the closing of an initial public offering of the Company's Common Stock resulting from the exercise by the holders of the Preferred Stock of a demand registration right pursuant to Section 2.2 of the Investors' Rights Agreement between the Company and the holders of the Preferred Stock (as amended and/or restated from time to time in accordance with its terms, the "Rights Agreement"), (ii) solely with respect to shares of Series A Preferred Stock, immediately upon the Company's receipt of the written consent of the holders of at least three-quarters (3/4) of the then outstanding shares of Series A Preferred Stock, and (iii) solely with respect to shares of Series B Preferred Stock, immediately upon the Company's receipt of the written consent of the holders of at least seventy percent (70%) of the then outstanding shares of Series B Preferred Stock.

                    (ii) Upon the occurrence of any event specified in subsection B.5.b.(i) (i), (ii) or (iii) above, the outstanding shares of the applicable Preferred Stock shall be converted into Common Stock automatically without the need for any further action by the

                                          8.

holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Preferred Stock, the holders of Preferred Stock shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Preferred Stock or Common Stock. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.

               c. CONVERSION PRICE. Each share of Preferred Stock shall be convertible in accordance with Section B.5.a. or Section B.5.b. above into the number of shares of Common Stock which results from dividing the applicable Original Issue Price for such series of Preferred Stock by the conversion price for such series of Preferred Stock that is in effect at the time of conversion (the "Conversion Price" with respect to such series). The initial Conversion Price for the Series A Preferred Stock shall be the Original Series A Issue Price, and the initial Conversion Price for the Series B Preferred Stock shall be the Original Series B Issue Price. Each Conversion Price shall be subject to adjustment from time to time as provided below.

               d. ADJUSTMENT UPON COMMON STOCK EVENT. Upon the happening of a Common Stock Event (as hereinafter defined), the applicable Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price of such series of Preferred Stock in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price for such series of Preferred Stock. The Conversion Price for a series of Preferred Stock shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event. As used herein, the term "Common Stock Event" shall mean (i) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (ii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.

               e. ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. If at any time or from time to time after the applicable Original Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company, then in each such event provision shall be made so that the holders of the Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common

                                          9.

Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section B.5. with respect to the rights of the holders of the series of Preferred Stock or with respect to such other securities by their terms.

               f. ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If at any time or from time to time after the applicable Original Issue Date the Common Stock issuable upon the conversion of any series of Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than by a Common Stock Event or a stock dividend, reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section B.5.), then in any such event each holder of Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

               g.   SALE OF SHARES BELOW CONVERSION PRICE.

                    (i) ADJUSTMENT FORMULA. If at any time or from time to time after the applicable Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section B.5.g. to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section B.5.d., a dividend or distribution as provided in Section B.5.e. or a recapitalization, reclassification or other change as provided in Section B.5.f., for an Effective Price (as hereinafter defined) that is less than the Conversion Price for such series in effect immediately prior to such issue or sale, then, and in each such case, the Conversion Price for such series shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying the applicable Conversion Price by a fraction:

                            (a)     The numerator of which shall be the sum of
(A) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issue or sale; and

                            (b)     The denominator of which shall be the sum of
(A) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale

                                         10.

plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold);

                    (ii) CERTAIN DEFINITIONS. For the purpose of making any adjustment required under this Section B.5.g.:

                            (a)     "ADDITIONAL SHARES OF COMMON STOCK" shall
mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than: (A) shares of Common Stock issued or issuable upon conversion of Preferred Stock; (B) shares of Common Stock (or options, warrants or rights therefor) issued to employees, officers, directors or banks of, or contractors, consultants, advisors or equipment lessors to, the Company or any Subsidiary pursuant to stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board including, as to shares of Common Stock in excess of 700,000, at least one member elected by the holders of Series A Stock voting as a separate class and at least one member elected by the holders of Series B Preferred Stock voting as a separate class, (C) shares of Common Stock issued pursuant to any acquisition of another corporation or entity, whether by merger, purchase of assets or otherwise, pursuant to any agreement or arrangement approved by the Board including at least one member elected by the holders of Series A Preferred Stock voting as a separate class and at least one member elected by the holders of Series B Preferred Stock voting as a separate class, or (D) shares of Common Stock issued pursuant to any other plan or arrangement approved by the Board, including at least one member of the Board elected by the holders of the Series A Preferred Stock voting as a separate class and at least one member elected by the holders of Series B Preferred Stock voting as a separate class.

                            (b)     THE "AGGREGATE CONSIDERATION RECEIVED" by
the Company for any issue or sale (or deemed issue or sale) of securities shall
(A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or Rights or Options (as defined below) to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

                            (c)     "COMMON STOCK EQUIVALENTS OUTSTANDING" shall
mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (B) all shares of Common Stock of the Company issuable upon conversion of all shares of Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of

                                         11.

Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

                            (d)     "CONVERTIBLE SECURITIES" shall mean stock,
evidences of indebtedness or other securities convertible into or exchangeable for shares of Common Stock.

                            (e)     The "EFFECTIVE PRICE" of Additional Shares
of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section B.5.g., into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section B.5.g., for the issue of such Additional Shares of Common Stock; and

                            (f)     "RIGHTS OR OPTIONS" shall mean warrants,
options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

                    (iii) DEEMED ISSUANCES. For the purpose of making any adjustment to the applicable Conversion Price of the Preferred Stock required under this Section B.5.g., if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect for such series of Preferred Stock, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that:

                            (a)     if the minimum amounts of such consideration
cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses;

                            (b)     if the minimum amount of consideration
payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of

                                         12.

specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

                            (c)     if the minimum amount of consideration
payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

     No further adjustment of the applicable Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities. If any such Rights or Options or the conversion rights represented by any such Convertible Securities shall expire without having been fully exercised, then the applicable Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the applicable Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

               h. CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the applicable Conversion Price for a series of Preferred Stock, the Company, at its expense, shall cause its Chief Financial Officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder's address as shown in the Company's books.

               i. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock. In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock's fair market value as determined in good faith by Board as of the date of conversion.

                                         13.

               j. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               k.   NOTICES.  Any notice required by the provisions of this
Section 5 to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of actual receipt or deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.

               l. NO IMPAIRMENT. The Company shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against impairment.

          6.   RESTRICTIONS AND LIMITATIONS.

               a.   CLASS PROTECTIVE PROVISIONS.

                    (i) So long as not less than 100,000 shares of Series A Preferred Stock remain outstanding (such number being subject to proportional adjustment to reflect combination or subdivisions of such Preferred Stock or dividends declared in shares of such stock), the Company shall not, without the approval, by vote or written consent, of the holders of at least three-quarters (3/4) of the then outstanding shares of the Series A Preferred Stock, voting together as a single class:

                            (a)     merge or consolidate with or into any
corporation if such merger or consolidation would result in the stockholders of the Company immediately prior to such merger or consolidation holding less than a majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation;

                            (b)     sell all or substantially all of the
Company's assets in a single transaction or series of related transactions;

                            (c)     amend its Certificate of Incorporation or
Bylaws in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Series A Preferred Stock;

                                         14.

                            (d)     increase or decrease the authorized number
of shares of Preferred Stock;

                            (e)     authorize or issue (by reclassification or
otherwise) any new class or series or any other security convertible into equity securities having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock;

                            (f)     redeem or otherwise repurchase any shares of
the Company's Common Stock or Preferred Stock (other than (i) pursuant to equity incentive arrangements or stock purchase agreements with service providers, including employees, that give the Company the right to repurchase such shares upon termination of services, (ii) pursuant to the Company's right of first refusal to repurchase shares of Common Stock under any other written agreements with its stockholders and (iii) pursuant to the redemption provisions of Section
B.7. hereof); or

                            (g)     declare or pay any dividends (other than
dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution (other than Permitted Repurchases), directly or indirectly, on account of any shares of Common Stock now or hereafter outstanding.

                    (ii) So long as not less than 100,000 shares of Series B Preferred Stock remain outstanding (such number being subject to proportional adjustment to reflect combination or subdivisions of such Preferred Stock or dividends declared in shares of such stock), the Company shall not, without the approval, by vote or written consent, of the holders of at least seventy percent (70%) of the then outstanding shares of the Series B Preferred Stock, voting together as a single class:

                            (a)     merge or consolidate with or into any
corporation if such merger or consolidation would result in the stockholders of the Company immediately prior to such merger or consolidation holding less than a majority of the voting power of the stock of the surviving corporation immediately after such merger or consolidation;

                            (b)     sell all or substantially all of the
Company's assets in a single transaction or series of related transactions;

                            (c)     amend its Certificate of Incorporation or
Bylaws in any manner that would alter or change any of the rights, preferences, privileges or restrictions of the Series B Preferred Stock;

                            (d)     increase or decrease the authorized number
of shares of Preferred Stock;

                            (e)     authorize or issue (by reclassification or
otherwise) any new class or series or any other security convertible into equity securities having rights, preferences or privileges senior to or on parity with the Series B Preferred Stock;

                                         15.

                            (f)     redeem or otherwise repurchase any shares of
the Company's Common Stock or Preferred Stock (other than (i) pursuant to equity incentive arrangements or stock purchase agreements with service providers, including employees, that give the Company the right to repurchase such shares upon termination of services, (ii) pursuant to the Company's right of first refusal to repurchase shares of Common Stock under any other written agreements with its stockholders and (iii) pursuant to the redemption provisions of Section
B.7. hereof); or

                            (g)     declare or pay any dividends (other than
dividends payable solely in shares of its own Common Stock) on or declare or make any other distribution (other than Permitted Repurchases), directly or indirectly, on account of any shares of Common Stock now or hereinafter outstanding.

          7.   REDEMPTION.

               a. Beginning on the fifth anniversary of the Original Series B Issue Date (the "First Redemption Date"), and at the individual option of each holder of shares of Series A Preferred Stock and Series B Preferred Stock, the Company shall redeem on the First Redemption Date and on each anniversary of the First Redemption Date thereafter (each a "Redemption Date"), the number of shares of Series A Preferred Stock and/or shares of Series B Preferred Stock held by such holder that is specified in a request for redemption delivered to the Company by the holder not less than 90 days prior to the First Redemption Date by paying in cash therefor a sum per share equal to (i) with respect to each share of Series A Preferred Stock: the Original Series A Issue Price per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such share) plus declared and unpaid dividends with respect to such share plus the Redemption Price Premium per share (collectively, the "Series A Redemption Price"), and (ii) with respect to each share of Series B Preferred Stock: the Original Series B Issue Price per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such share) plus declared and unpaid dividends with respect to such share plus the Redemption Price Premium per share (collectively, the "Series B Redemption Price"). The "Redemption Price Premium" per share of Series A Preferred Stock and Series B Preferred Stock shall be eight percent (8%) of the Original Series A Issue Price per share and the Original Series B Issue Price per share, respectively (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such share) compounded annually from the Redemption Accrual Commencement Date; provided, however, that in the event the full amount of Preferred Stock which the Company is obligated to redeem for any holder is not so redeemed on the applicable Redemption Date(s), then from and after such scheduled Redemption Date and until such shares are redeemed, the Redemption Price Premium shall be calculated using twelve percent (12%) per annum rather than eight percent (8%) per annum as to that portion of such holder's shares of Preferred Stock which was not timely redeemed by the Company on the scheduled Redemption Date. The "Redemption Accrual Commencement Date" for both the Series A Preferred Stock and the Series B Preferred Stock shall be the Original Series B Issue Date Notwithstanding anything else herein to the contrary, the Company shall not be required under this Section B.7.a. to redeem from any particular holder in connection with any one

                                         16.

Redemption Date a number of shares of Preferred Stock greater than 25% of the aggregate number of shares of Preferred Stock held by such holder immediately prior to the First Redemption Date plus any shares not redeemed in a prior year pursuant to a valid request for redemption hereunder.

               b. Upon receipt of any request for redemption of shares of Preferred Stock hereunder, the Company shall promptly give written notice of such request to each nonrequesting holder of record (at the close of business on the business day next preceding the day on which notice is given) of Preferred Stock, postage prepaid, at the address last shown on the records of the Company for such holder. Such nonrequesting holders of Preferred Stock shall have 15 days from the date such notice is mailed to request redemption of their shares of Preferred Stock on the terms contained herein.

               c. At least 10 days prior to a Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Company for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the applicable Series A Redemption Price or Series B Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Company, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). Except as provided in Section B.7.d. on or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Company the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

               d. From and after the Redemption Date, unless there shall have been a default in payment of the applicable redemption price, all rights of the holders of shares of Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice shall cease with respect to such shares (except the right to receive the applicable Series A Redemption Price or Series B Redemption Price without interest upon surrender of their certificate or certificates), and such shares shall not thereafter be transferred on the books of the Company or be deemed to be outstanding for any purpose whatsoever. If the funds of the Company legally available for redemption of shares of Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Preferred Stock to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed in proportion to the amount each such holder would have been entitled to receive if the Company had had sufficient funds available to redeem the total number of shares of Preferred Stock to be redeemed on such date. Such shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of

                                         17.

the Company are legally available for the redemption of such shares of Preferred Stock, such funds will immediately be used to redeem the balance of the shares which the Company has become obligated to redeem on any Redemption Date but which it has not redeemed.

          8.   MISCELLANEOUS.

               a. NO REISSUANCE OF PREFERRED STOCK. No share or shares of Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

               b. CONSENT TO CERTAIN TRANSACTIONS. Each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing Preferred Stock, be deemed to have consented, for purposes of Sections 170 and 173 of the Delaware General Corporation Law, to all Permitted Repurchases.

                                          V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

          1. Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

          2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

          3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws or by written consent of stockholders in accordance with the Bylaws prior to the closing of the Initial Public Offering and following the closing of the Initial Public Offering no action shall be taken by the stockholders by written consent.

          4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                         VI.

     A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

                                         18.

     B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                         VII.

     A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII., and all rights conferred upon the stockholders herein are granted subject to this reservation.

     B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI and VII.


                                        VIII.

     The name and the mailing address of the Sole Incorporator is as follows:

     NAME                   MAILING ADDRESS

     Steven M. Weiss        Cooley Godward LLP
                            4365 Executive Drive, Suite 1100
                            San Diego, CA  92121-2128

                                         19.

IN WITNESS WHEREOF, this Certificate has been subscribed this 25th day of August, 1998 by the undersigned who affirms that the statements made herein are true and correct.


                                    /s/ Steven M. Weiss
                                    ---------------------------
                                    Steven M. Weiss
                                    Sole Incorporator



                                         20.